Exhibit (a)(20)



                 AMENDMENT NO. 4 TO AGREEMENT AND PLAN OF MERGER

         AMENDMENT NO. 4, dated as of January 4, 2003 (this "Amendment"), among QUEST DIAGNOSTICS INCORPORATED, a Delaware corporation ("Parent"), QUEST DIAGNOSTICS NEWCO INCORPORATED, a Delaware corporation and a direct wholly owned subsidiary of Parent ("Merger Sub"), and UNILAB CORPORATION, a Delaware corporation (the "Company").

         WHEREAS, the parties hereto have entered into an Agreement and Plan of Merger, dated as of April 2, 2002, as amended on May 13, 2002, June 20, 2002 and September 25, 2002 (the "Merger Agreement"); and

         WHEREAS, the parties have been engaged in discussions relating to the terms of the Merger Agreement;

         NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants set forth herein, the Merger Agreement shall be amended, in accordance with Section 11.02 thereof, as follows:

         1. Definitions; References. Unless otherwise specifically defined herein, each term used herein shall have the meaning assigned to such term in the Merger Agreement. Each reference to "hereof", "herein", "hereby" and "this Agreement" shall from and after the date hereof refer to the Merger Agreement as amended by this Amendment. Notwithstanding the foregoing, the date of the Merger Agreement, as amended hereby, shall in all instances remain as April 2, 2002, and references to "the date hereof" and "the date of this Agreement" shall continue to refer to April 2, 2002.

         2. The Offer. Section 2.01(a) of the Merger Agreement is deleted in its entirety and replaced by the following:

         "Section 2.01 The Offer. (a) Provided that this Agreement shall not have been terminated in accordance with Article X and provided that none of the events set forth in Annex I hereto shall have occurred and be continuing (and shall not have been waived by Parent), unless otherwise agreed by Parent and the Company, as promptly as reasonably practicable after the public announcement of the execution of this Agreement, Parent shall cause Merger Sub to commence (as defined in Rule 14d-2 promulgated under the Exchange Act) the Offer to purchase each issued and outstanding share of Company Common Stock in exchange for, at the election of the holder thereof, either: (1) a net amount of $19.10 in cash (the "Cash Consideration"), or (2) 0.3424 of a share of Parent Common Stock (the "Stock Consideration" and, together with the Cash Consideration, the "Offer Consideration"); provided, however, that if the number of Tendered Cash Election Shares and Non-Electing Shares exceeds 41.62% of the aggregate number of shares of Company Common Stock outstanding on a fully diluted basis immediately prior to the Acceptance Date (the "Maximum Cash Election Number"), then each Tendered Stock Election Share shall be exchanged for the Stock Consideration and each Tendered Cash

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Election Share and Non-Electing Share shall be exchanged for (1) an amount in cash, without interest, equal to the product of (x) the Cash Consideration and
(y) a fraction (the "Cash Fraction"), the numerator of which shall be the Maximum Cash Election Number and the denominator of which shall be the total number of Tendered Cash Election Shares and Non-Electing Shares, and (2) a number of shares of Parent Common Stock equal to the product of (x) the Stock Consideration and (y) a fraction equal to one minus the Cash Fraction; provided further, however, that if the number of shares of Parent Common Stock issuable in respect of Tendered Stock Election Shares, Non-Tendered Shares, shares of Restricted Stock and Parent Options (pursuant to Section 4.04(a) hereof) would exceed 8,500,000, then each Tendered Cash Election Share shall be exchanged for the Cash Consideration, each Non-Electing Share shall be exchanged for the Cash Consideration and each Tendered Stock Election Share shall be exchanged for (1) a number of shares of Parent Common Stock equal to the product of (x) the Stock Consideration and (y) a fraction (the "Stock Fraction"), the numerator of which shall be the quotient obtained by dividing the Maximum Stock Number (as defined below) by 0.3424 and the denominator of which shall be the total number of Tendered Stock Election Shares and Non-Tendered Shares, and (2) an amount in cash equal to the product of (x) the Cash Consideration and (y) a fraction equal to one minus the Stock Fraction. In the event the number of Tendered Cash Election Shares and Non-Electing Shares is equal to or less than the Maximum Cash Election Number, all Tendered Cash Election Shares and Non-Electing Shares shall be exchanged for the Cash Consideration and, in the event the number of shares of Parent Common Stock issuable in respect of Tendered Stock Election Shares, shares of Restricted Stock, Non-Tendered Shares and Parent Options would be less than 8,500,000, all Tendered Stock Election Shares shall be exchanged for the Stock Consideration. Subject to the foregoing provisions of this Section 2.01(a), (x) stockholders of the Company shall be permitted to elect to receive the Cash Consideration for a portion of their shares of Company Common Stock and the Stock Consideration for another portion of their shares of Company Common Stock, and (y) stockholders who validly tender shares of Company Common Stock but fail to make any election or fail to make a proper election ("Non-Electing Shares") shall be deemed to have elected to receive the Cash Consideration for all shares of Company Common Stock validly tendered. For purposes of this Agreement, "Maximum Stock Number" means 8,500,000 less the number of shares of Parent Common Stock issuable in respect of Restricted Stock and Company Stock Options outstanding on the Acceptance Date (after giving effect to any exercises of Company Stock Options in connection with the Offer prior to the Acceptance
Date)."

         3. Conversion of Securities. Section 4.01(a) of the Merger Agreement is hereby deleted in its entirety and replaced by the following:

         "(a) Conversion of Company Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of Company Common Stock, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time other than shares to be cancelled in accordance with Section 4.01(b) and any dissenting stock ("Non-Tendered Shares") shall be converted into the Stock Consideration; provided, however, that if the aggregate number of shares of Parent Common Stock issued in respect of Tendered Stock Election Shares and issuable in respect of Non-Tendered Shares and shares of Restricted Stock and Company Stock Options outstanding on the Acceptance Date exceeds 8,500,000, then each Non-Tendered Share shall be exchanged for (1) a number of shares of Parent Common Stock equal to the product of


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(x) the Stock Consideration and (y) the Stock Fraction, and (2) an amount in cash equal to the product of (x) the Cash Consideration and (y) a fraction equal to one minus the Stock Fraction. As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate or certificates representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Stock Consideration and the Cash Consideration, as applicable." For purposes of this
Section 4.01(a), the term "dissenting stock" shall mean those shares of Company Common Stock held by a holder who, at the time of the calculation set forth in the first sentence of this Section 4.01(a), has not voted in favor of the Merger, has timely delivered a demand for appraisal and has not otherwise as of such time lost or withdrawn his or her right to appraisal pursuant to the DGCL."

         4. Appraisal Rights. Section 4.05 of the Merger Agreement is hereby deleted in its entirety and replaced with the following:

         "Section 4.05 Appraisal Rights. (a) Notwithstanding anything in this Agreement to the contrary (but subject to subsection (c) below), shares of Company Common Stock outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has complied with Section 262 of the DGCL (the "Dissenting Shares") shall not be converted into the consideration set forth in Section 4.01(a), unless such holder fails to perfect or withdraws or otherwise loses his or her right to appraisal. A holder of Dissenting Shares shall be entitled to receive payment of the appraised value of such shares held by him or her in accordance with Section 262 of the DGCL, unless, after the Effective Time, such holder fails to perfect or withdraws or loses his or her right to appraisal, in which case such Dissenting Shares shall be converted into and represent only the right to receive the consideration set forth in Section 4.01(a), without interest thereon, upon surrender of the certificate or certificates representing such shares of Company Common Stock pursuant to Section 4.02.

         (b) The Company shall give Parent (i) prompt notice of any written demands for appraisal of any shares of Company Common Stock, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to rights of appraisal; and (ii) the opportunity to participate in the conduct of all negotiations and proceedings with respect to demands for appraisal under the DGCL. Except with the prior written consent of Parent, the Company shall not voluntarily make any payment with respect to any demands for appraisal or settle or offer to settle any such demands for appraisal.

         (c) Notwithstanding the provisions of subsection (a) of this Section 4.05, no appraisal rights shall be available to holders of shares of Company Common Stock in connection with the Merger, other than pursuant to Section 262(b)(3) of the DGCL, if, at the Effective Time of the Merger, all holders of Company Common Stock would be entitled to receive solely the Stock Consideration for all of their shares of Company Common Stock in the Merger (without any pro rata reduction thereto as provided in the proviso to the first sentence of
Section 2.01(a))."

         5. Directors' and Officers' Indemnification and Insurance. Section 8.06(b) of the Merger Agreement is hereby amended by deleting the word "annual" from the first proviso contained therein, and Section 8.06(b) of the Disclosure
Schedule is hereby deleted in its entirety

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and replaced with Exhibit A to this Amendment. The second proviso contained in
Section 8.06(b) of the Merger Agreement is hereby deleted in its entirety and replaced with the following:

         "; provided further, however, that, if the amount of the aggregate premiums necessary to maintain or procure such insurance coverage exceeds such maximum amount, the Surviving Corporation shall maintain or procure, for such six-year period, at the reasonable direction of the Company prior to the Acceptance Date, either (i) such coverage for the maximum coverage period obtainable for such maximum amount or (ii) the most advantageous policies of directors' and officers' insurance obtainable for such maximum amount."

         6. Additional Agreements. The Merger Agreement is hereby amended by including the following Section 8.18:

         "Section 8.18 Certain Other Covenants. The Company acknowledges that it has been provided with a draft of the Asset Purchase Agreement to be entered into by Parent or one of its designated Affiliates and the purchaser thereunder with respect to the sale by Parent to such purchaser of certain of Parent's assets located in Northern California (the "Northern California APA"). The Company agrees that, between the date of execution of the Northern California APA and the closing date thereunder, the Company will, and will cause its Affiliates to, as applicable, comply with all of the covenants and additional agreements applicable to the Company and such Affiliates contained therein, as if the Company were a party to the Northern California APA, to the extent such covenants and additional agreements were in the draft provided to the Purchaser."

         7. Interpretation. The last sentence of Section 11.07 of the Merger Agreement shall be amended by inserting the words "and the Stockholders Agreement" following the words "this Agreement".

         8. Conditions to the Offer. Annex I to the Merger Agreement shall be amended by deleting clause (ii) of the first paragraph thereof and replacing it with the following:

         "the FTC shall not have provisionally approved the consent decree reflecting, among other things, the transactions contemplated by the Northern California APA."

         9. Termination. Section 10.01(d)(i) of the Merger Agreement is hereby amended by replacing the date "November 30, 2002" therein with the date "January 31, 2003".

         10. Authorizations. Each of Parent, Merger Sub and the Company represents and warrants that this Amendment has been duly authorized by all necessary corporate action.

         11. Effect of Agreement. Except as and to the extent expressly modified by this Amendment, the Merger Agreement shall remain in full force and effect in all respects.

         12. Miscellaneous. The provisions contained in Article XI of the Merger Agreement are incorporated by reference in this Amendment as though they were expressly set forth herein.

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         IN WITNESS WHEREOF, the parties have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                   QUEST DIAGNOSTICS
                                   INCORPORATED

                                   By: /s/ Kenneth W. Freeman
                                       ----------------------------------
                                       Name: Kenneth W. Freeman
                                       Title:  Chairman and Chief Executive
                                               Officer


                                   QUEST DIAGNOSTICS NEWCO INCORPORATED

                                   By: /s/ Kenneth W. Freeman
                                       ----------------------------------
                                       Name: Kenneth W. Freeman
                                       Title: Chief Executive Officer


                                   UNILAB CORPORATION

                                   By: /s/ Robert E. Whalen
                                       ----------------------------------
                                       Name: Robert E. Whalen
                                       Title: Chairman and Chief Executive
                                              Officer



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